EXHIBIT 10.1

AMENDMENT NO. 1

TO

ZIONS BANCORPORATION

2005 STOCK OPTION AND INCENTIVE PLAN

Amendment, effective as of May 8, 2007, to the Zions Bancorporation (the “Company”) 2005 Stock Option and Incentive Plan (the “Plan”).

WHEREAS, the Compensation Committee of the Board of Directors desires to amend Section 2.13 of the Plan modify the number of shares of the Company’s common stock purchasable under options granted to directors annually; and

WHEREAS, Section 2.13(b) of the Plan authorizes the Compensation Committee to modify the number of shares purchasable under options granted to directors in its discretion;

NOW THEREFORE, the Plan shall be amended as follows:

1.	Section 2.13(b) of the Plan shall be amended to read in its entirety as follows:

2.13	Director Stock Options

(b) Grant of director stock options. Until and unless the Committee in its discretion determines otherwise, pursuant to this section 2.13 (i) on the first business day after the date the Plan is approved by the Company’s shareholders, each Non-Employee Director shall automatically be granted stock options to purchase four thousand (4,000) shares of Common Stock, (ii) on the first business day following the annual meeting of the shareholders of the Company in 2006 and 2007, each Non-Employee Director shall automatically be granted stock options to purchase four thousand (4,000) shares of Common Stock, and (iii) on the first business day following the annual meeting of the shareholders of the Company in each year thereafter, each Non-Employee Director shall automatically be granted stock options to purchase a number of shares of Common Stock equal to $70,000 divided by the per option expense expected by the Company on such date to be recorded by it for the grant of such options in its financial reports filed with the Securities and Exchange Commission, rounded to the nearest 100 (the “Determined Amount”). If the number of shares then remaining available for the grant of stock options under the Plan is not sufficient for each Non-Employee Director to be granted a stock option for four thousand (4,000) shares or the Determined Amount of shares, as the case may be, then each Non-Employee Director shall be granted a stock option for a whole number of shares equal to the number of shares then remaining available divided by the number of Non-Employee Directors, disregarding any fractional shares.

2.	The Plan, as amended by paragraph 1 of this Amendment, shall remain in full force and affect.

AS ADOPTED BY THE COMPENSATION COMMITTEE AND THE BOARD OF DIRECTORS OF THE COMPANY ON MAY 4, 2007.

/S/ THOMAS E. LAURSEN
Thomas E. Laursen
Secretary of the Company